EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2011, with respect to:

•	the consolidated financial statements and internal control over financial reporting of GeoResources, Inc., and

•	the financial statements of SBE Partners LP,

included in the Annual Report of GeoResources, Inc. on Form 10-K for the year ended December 31, 2010, which are incorporated by reference in this Registration Statement and prospectus. We consent to the incorporation by reference in the Registration Statement and prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas

December 22, 2011